SPECIAL ADVISOR AGREEMENT

THIS SPECIAL ADVISOR AGREEMENT (this “Agreement”) is made and entered as of April 5, 2023 by and between QUIDEL CORPORATION, a Delaware corporation (the “Company”), and Randall Steward, an individual (“Steward”).
BACKGROUND
A.Steward served as the Company’s Chief Financial Officer and retired from this role and transitioned to the role of Special Advisor (as defined below) effective as of May 27, 2022 upon the consummation of the transactions contemplated by the Business Combination Agreement (the “BCA”) by and among the Company, Ortho Clinical Diagnostics Holdings plc, Coronado Topco, Inc. and certain other parties (the “CFO End Date”).
B.Since May 27, 2022 Steward has served in the role of special advisor in matters relating to the BCA, CFO transition and other general matters (“Special Advisor”).
C.The Company and Steward are entering into this Agreement to confirm their understandings as to the terms and conditions of Steward’s employment after the CFO End Date and each party’s commitments and obligations through the Term (as defined below).
D.In connection with Steward’s retirement as Chief Financial Officer and this period of transition, and in the interest of settling all claims that could be raised in relation to Steward’s employment, the Company agrees to provide additional consideration in exchange for a release of claims in accordance with the terms described below.
AGREEMENT
1.Employment.
a.From and after the CFO End Date, and during the Term, Steward shall continue as a full-time employee of the Company as a non-officer special advisor to the Company, pursuant to which he will provide such advice and services to the Company Group (as defined below) as may be reasonably requested by the Company from time to time, including answering questions and/or assisting with the BCA, CFO transition and other general matters and other special projects (collectively, the “Special Advisor Services”).
b.In providing the Special Advisor Services, Steward shall report to the Chief Executive Officer of the Company. Steward agrees to make himself reasonably available on an as-needed basis to provide the Special Advisor Services and agrees to dutifully provide the Special Advisor Services to the best of his ability and at such locations as reasonably designated by the Company.
2.Term. Steward will serve as the Special Advisor from the CFO End Date through May 27, 2023, unless such date is earlier terminated pursuant to the terms hereof (such period, the “Transition Term”). Thereafter, it is anticipated that Steward will continue in the role of Special Advisor until March 31, 2024, unless such date is earlier terminated pursuant to the terms hereof, or extended by mutual agreement (such period after the Transition Term, the “Extended Special Advisor Term”). At the conclusion of the Extended Special Advisor Term, Steward’s employment with the Company will terminate (the “Separation Date”). The Transition Term and Extended Special Advisor Term,

collectively, the “Term”). The parties acknowledge that during the Term, Steward’s employment with the Company is “at-will”.
3.Compensation.
a.Base Salary. Subject to the terms and conditions herein, in consideration of Steward’s performance of the Special Advisor Services, the Company shall pay Steward a base salary at a rate equal to $300,000 per year, commencing on the first pay period after the CFO End Date through the Separation Date.
b.Benefits, Equity, and Incentive Compensation. Steward’s employee benefits for medical, dental and vision and 401(k) plan shall continue through the Term at the same levels as are in effect as of the CFO End Date, provided nothing herein shall restrict the Company from amending such benefits provided that such amendments are effective for all members of the Company’s management entitled to such benefits. Steward acknowledges and agrees that after the CFO End Date he shall not receive any further grants of equity incentive awards nor shall he be eligible to participate in any bonus plans applicable to any periods after June 30, 2022.
4.Additional Release Consideration. In return for Steward’s release of claims and other promises made in the Transition General Release and Separation General Release, substantially in the form attached as Exhibits A and B, the Company will provide the following additional consideration, respectively:
a.Transition Release: If Steward elects to sign and return the Transition General Release within the review period without revoking it during the revocation period (each period as set forth in Section 10 of the Transition General Release), the Company will pay Steward the amount set forth in Section 4 of the Transition General Release, less applicable taxes and withholdings, in accordance with the terms set forth in the Transition General Release. Steward understands and acknowledges that he is not otherwise entitled to such additional consideration but for signing and returning the Transition General Release and that he is not required to sign the General Release as a condition of continued employment pursuant to this Agreement.
b.Separation Release: If the Company requests, and Steward elects to sign and return the Separation General Release within 21 days after the Separation Date without revoking it during the revocation period set forth therein, the Company will pay Steward the amount set forth in Section 4 of the Separation General Release, less applicable taxes and withholdings, in accordance with the terms set forth in the Separation General Release. Steward understands and acknowledges that he is not otherwise entitled to such additional consideration but for signing and returning the Separation General Release.

The Transition General Release and Separation General Release shall be substantially in the form attached hereto as Exhibits A and B, with such changes thereto as the Company may determine necessary or appropriate to comply with applicable legal requirements then in effect.
5.Steward’s Acknowledgements and Obligations. As a material condition to Steward’s receipt of the benefits set forth in Sections 3 and 6 hereof, Steward acknowledges and agrees that:

a.he will continue to comply with the terms and conditions of the Agreement Re Confidential Information, Inventions, Non-Solicitation and Conflicts of Interest that he signed on October 19, 2012 (as amended from time to time pursuant to its terms, “Confidentiality Agreement”).
b.while employed by the Company hereunder, he will not, directly or indirectly, provide services, whether as an employee, consultant, director, independent contractor, agent, owner or partner, to any person or entity that competes or is planning to compete with the Company or any of its affiliates, including QuidelOrtho Corporation (the “Company Group”); provided, however, that Steward’s passive investment in up to five percent (5%) of the outstanding voting securities or similar equity interest in a publicly held entity shall not be deemed a breach of this Agreement; and
c.he will not make, directly or indirectly, any statement that is disparaging of the Company or any of its affiliates, or any of their respective directors, employees or distributors (except to the extent necessary to respond truthfully to any inquiry from applicable regulatory authorities or to provide information pursuant to legal process or as otherwise provided herein or by applicable law).
6.Vesting of Equity Awards. The vesting of equity awards (restricted stock and options) held by Steward on the CFO End Date shall continue to vest through the Term and be governed in accordance with the Company’s applicable equity incentive plans and specific equity award grant documentation. All equity awards held by Steward on the Separation Date shall also be handled in accordance with the Company’s applicable equity incentive plans and grant documentation.
7.Termination by the Company. In the event that Steward terminates his employment with the Company or is terminated by the Company prior to March 31, 2024, the Separation Date shall be such date of actual termination (rather than March 31, 2024).
a.In the event that Steward is terminated during the Term from his role as Special Advisor by the Company with “Cause” (as defined below), Steward shall not be entitled to any further notice, payments or consideration hereunder, including any further benefits or vesting of equity as described in Sections 3 or Section 6 hereof, but shall only be entitled to salary, accrued benefits and other amounts legally owing to Steward through the date of employment termination. The Company shall thereafter have no further obligations to Steward under this Agreement.
b.In the event that Steward is terminated from his role as Special Advisor by the Company without “Cause” (as defined below) prior to the end of the Transition Term, provided that Steward executes and delivers to the Company within 21 calendar days after such termination (and there after does not revoke) a General Release substantially in the form attached hereto as Exhibit B, Steward shall be entitled to receive the following severance payments and benefits: (1) a lump-sum payment equal to the remaining amount of base salary that Steward would have received under Section 3(a) if he had continued to be employed through the end of the Transition Term, less any applicable taxes and withholdings, payable within fifteen (15) days from the effective date of the General Release, and (2) the vesting of equity awards, as and to the extent described in and contemplated by Section 6 hereof, as though Steward’s employment continued through the end of the Transition Term.
c.For purposes, hereof, “Cause” shall be limited to the following: (1) fraud; (2)  personal dishonesty involving money or property of the Company Group or that results in material harm to the Company Group; (3) Steward’s willful misconduct that is injurious to the

Company Group; (4) a serious breach of a fiduciary duty to the Company Group; (5) Steward’s conviction for a felony (including via a guilty or nolo contendere plea), excluding traffic offenses; (6) Steward’s willful and continued neglect of duties to the Company Group (other than any such failure resulting from his incapacity because of physical or mental illness); or (7) Steward’s material breach of this Agreement. Steward shall be afforded a reasonable opportunity of up to 30 days (as of and upon written notice from the Company) to cure any willful neglect of his duties and any other alleged material breach of this Agreement if such breach is reasonably susceptible of cure. If, in the reasonable good faith judgment of the Company, the alleged breach is not reasonably susceptible of cure, or such circumstances or material breach has not satisfactorily been cured within such thirty (30) day period, such neglect of duties or material breach shall there upon constitute “Cause”.
d.During the Extended Special Advisor Term, Steward’s employment may be terminated with 30 days’ notice, subject to the approval of the Company’s Chief Executive Officer. In its discretion, the Company may provide payment in lieu of the 30 days’ notice.
8.Confidentiality of Business and Legal Information. Steward acknowledges that the Company Group holds as confidential and/or privileged certain information (including, but not limited to, non-public information obtained by Steward in his position as an executive or Special Advisor for the Company), as well as certain trade secret information and knowledge concerning the intimate and confidential affairs of the Company Group and the various phases of their respective businesses, including, for example and without limitation, processes, formulae, data and know-how, improvements, inventions, techniques, marketing plans, strategies, forecasts, mailing lists, customer lists, pricing information, manufacturing processes, distribution systems, computer systems or programs and other types of similar information within Steward’s knowledge by virtue of his employment with the Company Group (collectively, the foregoing shall be referred to herein as “Confidential Trade Secret, Proprietary and Legal Information”). Steward agrees that all Confidential Trade Secret, Proprietary and Legal Information shall be the sole property of the Company or other applicable member of the Company Group and that the Company or such other applicable member of the Company Group shall be and is the sole owner of all patents and other rights in connection therewith as well as any privileges. Steward further agrees to hold in strictest confidence and to refrain from using or disclosing to any other person or entity, directly or indirectly, any Confidential Trade Secret, Proprietary and Legal Information, other than to the Company Group, their employees, directors and authorized representatives in the course and scope of his employment duties with the Company. In that regard, Steward expressly acknowledges that he has not disclosed (other than to the Company Group, their respective employees, directors and authorized representatives in the course of performing his job duties for the Company) any Confidential Trade Secret, Proprietary and Legal Information. Steward specifically agrees that he will not disclose any Confidential Trade Secret, Proprietary and Legal Information at any time in the future (other than to the Company Group, their respective employees, directors and authorized representatives for purposes of performing his job duties for the Company). Steward further represents and warrants that, on the Separation Date or upon the Company’s request, he will return to the Company all property and documents of the Company Group, whether kept electronically or in hard copy form and will have retained no copies thereof. This Section supplements the obligations of Steward contained in Section 5 hereof.
To the extent there is any conflict between the terms of the Confidentiality Agreement and the terms of this Agreement, the most restrictive terms shall control to the extent permitted by applicable law.
9.Entire Agreement. This Agreement sets forth the entire agreement between the parties hereto and, except for the Confidentiality Agreement, Arbitration Agreement, dated May 21, 2018 (the “Arbitration Agreement”), and the Company’s equity incentive plans and award documents, fully supersedes any and all prior agreements or understandings between the parties pertaining to the subject matter hereof, including the Individual Retirement Program for Randy Steward (as amended) between Steward and the Company. For the avoidance of doubt, the September 12, 2011, Employment Offer letter (the “Offer letter”) and the Agreement Re: Change in Control between the Company and Steward dated September 19, 2011 (as the same may be amended from time to time pursuant to its terms, the “CIC Agreement”), have automatically expired as of the CFO End Date (from and after which the Offer letter and CIC Agreement have been of no force or effect), and except as expressly provided in this Agreement, Steward shall not be entitled to any payments or benefits of any kind in connection with a termination or resignation for any reason. The parties agree that no amendment or modification of this Agreement shall be effective unless it is in writing signed by both parties.
10.No Interference with Rights. Nothing in this Agreement including but not limited to the acknowledgments, proprietary information, confidentiality, and non-disparagement provisions, (a) limits or affects Steward’s right to disclose or discuss sexual harassment or sexual assault disputes; (b) prevents Steward from discussing or disclosing information about unlawful acts in the workplace, such as harassment or discrimination or any other conduct that Steward has reason to believe is unlawful or waives Steward’s right to testify in an administrative, legislative, or judicial proceeding concerning alleged criminal conduct or alleged sexual harassment on the part of any member of the Company Group, or on the part of the agents or employees of any member of the Company Group, when Steward has been required or requested to attend such a proceeding pursuant to a court order, subpoena, or written request from an administrative agency or the legislature, (c) prevents Steward from communicating with, filing a charge or complaint with, providing documents or information voluntarily or in response to a subpoena or other information request to, or from participating in an investigation or proceeding conducted by the Equal Employment Opportunity Commission, National Labor Relations Board, the Securities and Exchange Commission, law enforcement, or any other any federal, state or local agency charged with the enforcement of any laws; or from testifying, providing evidence, or responding to a subpoena or discovery request in court litigation or arbitration; or (d) prevents a non-management, non-supervisory employee from engaging in protected concerted activity under §7 of the NLRA or similar state law such as joining, assisting, or forming a union, bargaining, picketing, striking, or participating in other activity for mutual aid or protection, or refuse to do so; this includes using or disclosing information acquired through lawful means regarding wages, hours, benefits, or other terms and conditions of employment, unless the information was entrusted to the employee in confidence by the Company as part of the employee’s job duties; although by signing this Agreement, in each case, Steward is waiving rights to individual relief (including backpay, front pay, reinstatement or other legal or equitable relief) in any charge, complaint, or lawsuit or other proceeding brought by Steward or on his behalf by any third party, except for (I) any right Steward may have to receive a payment or award from a government agency (and not any member of the Company Group) for information provided to the government agency or (II) where such waiver is prohibited by law.
Notwithstanding the confidentiality and non-disclosure obligations in the Confidentiality Agreement, this Agreement and otherwise, Steward understands that as provided by the Federal Defend Trade Secrets Act, Steward will not be held criminally or civilly liable under any federal or state trade secret law for the disclosure of a trade secret made: (1) in confidence to a federal, state, or local government official, either directly or indirectly, or to an attorney, and solely for the purpose of reporting or investigating a suspected violation of law; or (2) in a complaint or other document filed in a lawsuit or other proceeding, if such filing is made under seal.
11.Miscellaneous.
a.Notices. Any notice required or permitted to be given under this Agreement shall be sufficient if in writing and delivered in person or sent by registered or certified mail to Steward’s residence in the case of Steward or to its principal office in the case of the Company.
b.Arbitration. Any dispute arising out of this Agreement, including related to the Special Advisor Services, shall be resolved exclusively by final and binding arbitration as set forth in the Arbitration Agreement.
c.Waiver. The waiver of any provision of this Agreement shall not operate or be construed as a waiver of any other provision of this Agreement. No waiver shall be valid unless in writing and executed by the party to be charged therewith.
d.Severability/Modification. In the event that any clause or provision of this Agreement shall be determined to be invalid, illegal or unenforceable, such clause or provision may be severed or modified to the extent necessary, and, as severed and/or modified, this Agreement shall remain in full force and effect to the maximum extent permitted by law. Except as provided above, the parties agree that no amendment or modification of this Agreement shall be effective unless it is in writing signed by both parties.
e.Assignment. This Agreement may not be assigned by Steward. The rights and obligations of the Company under this Agreement shall inure to the benefit of and shall be binding upon the successors and assigns of the Company.
f.Governing law and Jurisdiction. This Agreement shall be interpreted, construed, and enforced under the internal laws of the State of California. The courts and authorities of the State of California shall have sole jurisdiction and venue for purposes of enforcing the arbitration agreement above.
g.Counterparts. This Agreement may be executed in two counterparts, each of which shall be deemed an original, but all of which together constitute one in the same agreement.

IN WITNESS, WHEREOF, the parties have executed and delivered this Agreement as of the day and year first above written.

QUIDEL CORPORATION
/s/ Douglas Bryant
Douglas Bryant
President & CEO
RANDALL STEWARD
/s/ Randall Steward